Exhibit 10.1

Michael Fuchs

Chairman of the Board of Directors

December 11, 2008

Jeffrey H. Coats

18872 MacArthur Blvd.

Irvine, California 92612

Re: Employment Agreement

Dear Jeff:

This letter confirms the terms upon which Autobytel Inc., a Delaware corporation (“Company”) and you (“Executive”) have agreed regarding your employment as the Company’s Chief Executive Officer.

1. Employment. Effective as of the date of this letter (“Commencement Date”), the Company hereby employs Executive as the President and Chief Executive Officer of the Company, and the Executive hereby accepts such employment by the Company. Executive serves in the capacity as the Company’s President and Chief Executive Officer at the pleasure of the Company’s Board of Directors (“Board”). Executive’s employment is at will and not for a specified term and may be terminated by the Company or Executive at any time, with or without cause or good reason and with or without prior, advance notice. This “at-will” employment status will remain in effect throughout the term of Executive’s employment by the Company and cannot be modified except by a written amendment to this agreement executed by both parties that expressly negates the “at-will” employment status. Upon termination of Executive’s employment by either party, whether with or without cause or good reason, Executive will be entitled to receive that portion of Executive’s compensation, benefits, reimbursable expenses and other payments and benefits required by applicable law or the Company’s compensation and benefit plans and arrangements which had not been paid to Executive prior to the termination date.

2. Compensation, Benefits and Expenses.

(a) As compensation for the services to be rendered by Executive pursuant to this Agreement, the Company hereby agrees to pay Executive a base monthly salary (“Base Monthly Salary”) at a rate equal to Thirty -Five Thousand Dollars ($35,000.00) per month. The Base Monthly Salary shall be paid in substantially equal bimonthly installments, in accordance with the normal payroll practices of the Company. While employed by the Company, you will not receive any compensation for your service as a member of the Company’s Board or any of its committees.

(b) The Company agrees that Executive shall be entitled to all ordinary and customary benefits afforded generally to executive employees of the Company (except to the extent employee contribution may be required under the Company’s benefit plans as they may now or hereafter exist), which shall in no event be less than the benefits generally afforded to the other executive employees of the Company as of the date hereof or from time to time, but in any event shall include any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages and any stock purchase programs that are approved in writing by the Board, in its sole discretion.

December 11, 2008

(c) The Company shall pay or reimburse Executive for all reasonable and authorized business expenses incurred by Executive while employed under this Agreement; such payment or reimbursement shall not be unreasonably withheld so long as said business expenses have been incurred for and promote the business of the Company and are normally and customarily incurred by employees in comparable positions at other comparable businesses in the same or similar market. As a condition to reimbursement under this Section 2(c), Executive shall furnish to the Company adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each expenditure. Executive acknowledges and agrees that failure to furnish the required documentation may result in the Company denying all or part of the expense for which reimbursement is sought.

(d) Executive is solely responsible for the payment of any tax liability that may result from any payments or benefits that Executive receives pursuant to this Agreement. The Company shall have the right to deduct or withhold from the compensation due to Executive hereunder any and all sums required for federal income and employee social security taxes and all state or local income taxes now applicable or that may be enacted and become applicable during Executive’s employment by the Company.

3. Standard Employee Agreements. Concurrently with the execution and delivery of this Agreement, Executive and Company have entered into the Company’s standard Employee Confidentiality Agreement and Mutual Agreement to Arbitrate in the forms attached hereto and which are hereby incorporated herein by reference (“Standard Employee Agreements”).

4. Entire Agreement. This Agreement, together with the Standard Employee Agreements, is intended to be the final, complete and exclusive agreement between the parties relating to the employment of Executive by the Company and all prior or contemporaneous understandings, representations and statements, oral or written, are merged herein. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement thereof is or may be sought.

5. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Autobytel Inc., a Delaware corporation

By:	/s/ Michael Fuchs
Michael Fuchs
Chairman of the Board of Directors

Accepted and Agreed

as of the date

first written above:

/s/ Jeffrey H. Coats
Jeffrey H. Coats